Exhibit 99

News Release

First Regional	1801 Century Park East
Bancorp	Century City, California 90067
Telephone (310) 552-1776
Facsimile (310) 552-1772

IMMEDIATE RELEASE

FIRST REGIONAL BANCORP REPORTS

FIRST QUARTER OPERATING LOSS

•                  Loss reduced substantially from immediately preceding fourth quarter

•                  Further progress in addressing credit problems associated with current economic recession

•                  Loan loss reserves further strengthened

•                  Bank exceeds all financial ratio requirements for “Well Capitalized” status

•                  Total assets, deposits and net loans surpass year ago levels

CENTURY CITY, CALIFORNIA (April 30, 2009)—First Regional Bancorp (Nasdaq-GSM: FRGB) reported an operating loss for the first quarter of 2009, which was substantially reduced from the immediately preceding fourth quarter of 2008, reflecting the company’s progress in mitigating the credit problems arising from the current deep economic recession.

For the three months ended March 31, 2009, the net loss was $3.2 million, equal to 27 cents per diluted share, versus net income of $4.7 million, or 37 cents per diluted share, in last year’s first quarter. Results for the first quarter of 2008 benefited from certain nonrecurring items:  a $2.8 million gain (included in other income) and a $2.2 million reserve reversal (which reduced operating expense), in conjunction with the successful public offering of Visa International. The two Visa-related transactions increased after-tax net income by $2.9 million, equal to 23 cents per diluted share.  Current quarter results reflected substantial progress from the net loss of $11.0 million, or 93 cents per diluted share, recorded in the fourth quarter of 2008.

At March 31, 2009, total assets were $2.481 billion, versus $2.321 billion one year earlier. Total deposits at the end of the quarter were $2.207 billion, up from $1.696 billion in the prior year.  Net loans grew to $2.235 billion at the first quarter’s close, compared to $2.166 billion at March 31, 2008.  Reflecting the impact of operating losses over the past year in an extraordinarily difficult environment, total capital at the end of the first quarter of 2009 amounted to $147.4 million, as against $177.8 million a year ago.  First Regional continues to exceed all financial ratio requirements for Well Capitalized status under applicable regulations.  As First Regional holds no material intangible assets, all of First Regional’s equity capital is tangible.

Reflecting the continued difficult economic climate, in the first quarter, First Regional made provisions of $7.5 million to its reserve for loan losses, compared to provisions of $10.8 million and $27.4 million, respectively, to reserves in the first quarter and fourth quarter of 2008.  First Regional’s loan loss reserve totaled $68.3 million, or 2.96% of gross loans at March 31, 2009, compared to a reserve of $33.6 million, or 1.53% of gross loans at the close of 2008’s first quarter.

Operating results were also adversely impacted by historic lows in interest rates resulting from the Federal Reserve’s aggressive actions directed at reviving the economy during the past twelve months.  These actions—including a combined 175 basis point reduction in the federal funds rate through a series of cuts during the fourth quarter of 2008 alone—significantly impacted the yield on First Regional’s loan portfolio, comprised almost entirely of variable-rate notes that adjust immediately.  In contrast, money market and time deposit yields remain locked in and will require a longer period until maturity and to re-price accordingly.  As a result, first quarter of 2009 net interest income amounted to $15.952 million, down sharply from $26.396 million in the corresponding quarter of 2008.

H. Anthony Gartshore, President and Chief Executive Officer, commented:  “While times certainly remain extremely difficult for First Regional and for financial institutions in general, the key point is that we are making steady progress in confronting our challenges.  Our highest priority today is to resolve our problem assets spawned by the current economic recession.  We are dealing firmly and pragmatically with delinquent borrowers, and we do not hesitate to take forceful action, such as foreclosure, if borrowers do not perform.  Although these measures have led to a spike in nonperforming assets, we expect those totals to decline as we complete the asset disposal transactions which we have in progress.

“Most of our nonperforming assets are secured by real estate, and thus our risk of loss is mitigated by the value of the underlying collateral even in the present soft market.  As required by applicable accounting standards, we have already made loan loss provisions to reflect our updated estimates of such potential losses, and we will continue to make loan loss provisions as necessary based on our ongoing analysis of First Regional’s loan portfolio performance and economic conditions in general.”

Mr. Gartshore continued:  “As previously announced, First Regional and its subsidiary, First Regional Bank, recently entered into agreements with their respective regulators designed to ensure that we maintain our financial strength and reduce our problem assets in the face of the current uncertain economic conditions.  We remain in full compliance with the provisions of those agreements, and are ahead of schedule in completing many of the goals contained in those agreements.

“As we move through the balance of 2009, we expect to accelerate the pace of our progress in important respects.  Our stepped-up loan collection efforts combined with normal loan repayments are anticipated to result in a reduction of total assets.  This asset shrinkage, along with the historically low interest rate environment currently prevailing, will place continued pressure on our 2009 operating results.  However, and importantly, that compression will also allow us to establish a solid, high quality foundation for future growth.  In the interim, our talented team of experienced bankers continues to provide customers and prospects with creative solutions to their loan and deposit needs, and the unmatched level of personal service which our clients enjoy continues uninterrupted.”

Mr. Gartshore concluded:  “Despite the many remaining challenges, we are confident that economic recovery will bring many attractive opportunities, and we look to the future with confidence and determination.  While we expect our actions in the present environment will limit growth and profitability for the near-term, these important measures will contribute to our fundamental goal of enhancing value for our shareholders over time.”

First Regional Bancorp is a bank holding company headquartered in Century City.  Its subsidiary, First Regional Bank, specializes in providing businesses and professionals with the management expertise of a major bank and the personalized service of an independent.

# # #

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

	(000’s omitted)
As of March 31,	2009	2008

ASSETS:
Cash and due from banks	$24,721	$36,301
Federal funds sold	67,375	1,280
Cash and cash equivalents	92,096	37,581

Investment securities, available for sale	29,170	32,178
Federal Home Loan Bank stock - at cost	6,557	15,322
Loans, net of allowance	2,234,844	2,166,153
Premises and equipment, net of depreciation	4,644	5,374
Other real estate owned	12,652	0
Accrued interest receivable and other assets	101,382	64,493

Total assets	$2,481,345	$2,321,101

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Demand deposits	$413,413	$400,099
Savings deposits	55,499	61,746
Money market deposits	533,892	920,613
Time deposits	1,204,399	313,450

Total deposits	2,207,203	1,695,908

Funds purchased	0	0
Federal Home Loan Bank advances	0	326,000
Subordinated debentures	100,517	100,517
Accrued interest payable and other liabilities	26,232	20,865

Total liabilities	2,333,952	2,143,290

Stated capital	45,166	44,373
Retained earnings	101,599	133,212
Net unrealized gains on available-for-sale securities, net of taxes	628	226

Total shareholders’ equity	147,393	177,811

Total liabilities and shareholders’ equity	$2,481,345	$2,321,101

Book value per share outstanding	$12.45	$15.08

Total shares outstanding	11,836,016	11,790,967

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	(000’s omitted)
	Three Months Ended
	March 31,
	2009	2008

Interest on loans	$27,847	$40,296
Interest on federal funds sold	43	68
Interest on deposits in financial institutions	12	72
Interest on investment securities	311	359

Total interest income	28,213	40,795

Interest on deposits	11,275	11,067
Interest on subordinated debentures	964	1,616
Interest on FHLB advances	22	1,708
Interest on other borrowings	0	8

Total interest expense	12,261	14,399

Net interest income	15,952	26,396

Provision for loan losses	7,500	10,790

Net interest income after provision for loan losses	8,452	15,606

Other operating income	2,101	5,171
.	.
Salaries and related benefits	8,816	9,486
Occupancy expenses	991	969
Other operating expenses	6,683	2,087

Total other operating expenses	16,490	12,542

Income (loss) before provision (benefit) for income taxes	(5,937)	8,235

Provision for income taxes (benefit)	(2,700)	3,500

Net income (loss)	$(3,237)	$4,735

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	(000’s omitted)
	Three Months Ended
	March 31,
	2009	2008

Net income per share
Basic	$(0.27)	$0.40
Diluted	$(0.27)	$0.37

Average shares outstanding	11,835,416	11,811,829
Diluted average shares	11,835,416	12,710,929

Average equity	$150,158	$175,487
Average assets	$2,490,199	$2,241,357
Return on average equity (%)	(8.74)	10.85
Return on average assets (%)	(0.53)	0.85
Efficiency ratio (%)	91.34	39.73
Number of employees	287	299
Assets per employee (000s)	$8,646	$7,763

CREDIT QUALITY

Beginning reserve for loan losses (000s)	$61,336	$22,771
Loan loss provisions	7,500	10,790
Loan recoveries	4	0
Loan chargeoffs	672	0
Net change in allowance for unfunded loan commitments and lines of credit	96	19
Ending reserve for loan losses (000s)	$68,264	$33,580

Loans Past Due 30-89 days	$126,522	$26,165

Loans Past Due 90 days or More	$18,145	$12,087
Nonaccrual Loans	210,041	5,687
Other Real Estate Owned	12,652	0
Nonperforming Assets	$240,838	$17,774

Nonperforming assets / gross loans + OREO (%)	10.72	0.82
Reserve for loan losses / nonperforming assets (%)	28.34	188.93
Reserve for loan losses / gross loans (%)	2.96	1.53

	(000s omitted)
	For the Three Months Ended March 31,
	2009			2008
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost (%)	Balance	Interest	Yield/Cost (%)

Gross loans	$2,327,465	$27,847	4.85	$2,129,698	$40,296	7.61
Federal funds sold	71,962	43	0.24	8,827	68	3.10
Interest bearing deposits in financial institutions	2,003	12	2.43	7,036	72	4.12
Investment securities	24,604	311	5.13	24,814	359	5.82
Total earning assets	$2,426,034	$28,213	4.72	$2,170,375	$40,795	7.56

Deposits	$2,225,067	$11,275	2.06	$1,739,710	$11,067	2.56
Federal Home Loan Bank advances	24,206	22	0.37	221,780	1,708	3.10
Subordinated debentures	100,517	964	3.89	100,517	1,616	6.47
Funds purchased	37	0	0.00	734	8	4.38
Total bearing liabilities	$2,349,827	$12,261	2.12	$2,062,741	$14,399	2.81

Net interest spread (1)			2.60			4.75

Net interest margin (2)			2.67			4.89

(1) Net interest spread represents the average yield earned on earning assets less the average cost of bearing liabilities.

(2) Net interest margin represents net interest income divided by average earning assets.

The following is a schedule describing the primary components of First Regional Bank’s loan portfolio as of March 31, 2009:

	Disbursed Balance as of March 31, 2009	Percentage of Total

Commercial Real Estate Loans
Construction

Condominium	$333,614,000	14.46%
Apartment	55,370,000	2.40%
Single Family Residence	60,817,000	2.64%
Office	14,493,000	0.63%
Retail	72,493,000	3.14%
Commercial/Industrial	0	0.00%
Mixed Use	58,203,000	2.52%
Other (Hotel/Motel)	39,806,000	1.73%

Total	634,796,000	27.52%

Mini Perm/Bridge

Condo	37,775,000	1.64%
Apartment	535,685,000	23.22%
Single Family Residence	44,166,000	1.91%
Office	80,378,000	3.48%
Retail	153,375,000	6.65%
Commercial/Industrial	32,624,000	1.41%
Mixed Use	110,932,000	4.81%
Other (Hotel/Motel)	161,253,000	6.99%

Total	1,156,188,000	50.11%

Land Loans by County

California Counties
Los Angeles	156,259,000	6.77%
Orange	27,977,000	1.21%
Riverside	8,901,000	0.39%
San Bernardino	11,903,000	0.52%
San Diego	6,413,000	0.28%
Other	8,621,000	0.37%

California Total	220,074,000	9.54%

Other States	23,125,000	1.00%

Total Land Loans	243,199,000	10.54%

Government Guaranteed Loans	1,107,000	0.05%

Total Real Estate Loans	2,035,290,000	88.22%

Commercial Non-Real Estate Secured Loans	271,832,000	11.78%

Total Loans	2,307,122,000	100.00%

Less - Allowance for loan losses	68,264,000
– Deferred loan fees	4,014,000

Net loans	$2,234,844,000

This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical fact, included herein may constitute forward-looking statements.  Although First Regional believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from First Regional’s expectations include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which First Regional conducts its operations.